Exhibit 3.2
SUBSCRIPTION AGREEMENT

To:	Brookfield Properties Corporation
Dated:	As of August 12, 2009
RECITALS:
I. Brookfield Properties Corporation (the “Company”), a corporation incorporated under the Canada Business Corporations Act, has agreed to issue and sell 47,500,000 common shares of the Company (the “Shares”) to a syndicate of underwriters (collectively, the “Underwriters”) at a price per Share of $9.50 (the “Issue Price”) pursuant to the terms and conditions of a purchase agreement dated the date hereof (the “Purchase Agreement”) between the Underwriters and the Company.
II. Brookfield Financial Corporation (“BFC”) has acted as the Company’s agent in arranging for Brookfield Asset Management Inc. (“BAM”) or one of its subsidiaries to purchase 47,500,000 Shares (the “BAM Shares”) at a price per Share equal to the Issue Price, concurrently with the completion of the transactions contemplated by the Purchase Agreement, and on and subject to the terms and conditions of this Subscription Agreement (the “Initial BAM Purchase”).
III. Pursuant to the terms and conditions of the Purchase Agreement, the Company has granted to the Underwriters an option to purchase up to 7,125,000 additional common shares of the Company (the “Option Shares”), at a price per Option Share equal to the Issue Price, at any time on or prior to a date that is 30 days from the Closing Date to cover overallotments, if any (the “Overallotment Option”).
IV. BFC, as agent for the Company, has also arranged for BAM to purchase a number of additional common shares of the Company (the “BAM Option Shares”) concurrently with the closing of each exercise by the Underwriters of the Overallotment Option equal to the Specified Percentage (as defined below) of the BAM Shares at a price per BAM Option Share equal to the Issue Price, all on and subject to the terms and conditions of this Subscription Agreement (such purchases, together with the Initial BAM Purchase, the “BAM Purchase”).
V. In consideration for BFC’s services in arranging for the BAM Purchase and in all other matters relating to the BAM Purchase, the Company has agreed to pay BFC a fee per BAM Share and BAM Option Share purchased equal to the underwriters fee per Share.

NOW THEREFORE, BAM, the Company and BFC agree as follows:
A. Initial Subscription
1. Concurrently with the sale of the Shares to the Underwriters on the Closing Date, BAM shall subscribe for and purchase from the Company and the Company shall issue and sell to BAM, the BAM Shares at a price per BAM Share equal to the Issue Price, less the amount of the Underwriters’ fee per Share, for an aggregate price equal to the product of the Issue Price and the number of BAM Shares (the “Subscription Amount”), and on the other terms and conditions contained in this Agreement.
2. The closing of the purchase and sale of the BAM Shares will be held at the offices of Torys LLP, in Toronto, Ontario at the Closing Time. At the Closing Time, the Company shall deliver to BAM a share certificate representing the BAM Shares registered in the name of BAM, against payment to the Company by wire transfer of the Subscription Amount.
B. Additional Subscription
3. Concurrently with the closing of a purchase by the Underwriters of any Option Shares on any exercise of the Overallotment Option on any Date of Delivery, BAM shall subscribe for and purchase from the Company and the Company shall issue and sell to BAM, the number of BAM Option Shares equal to the Specified Percentage of the BAM Shares at a price per share equal to the Issue Price for an aggregate price equal to the product of the Issue Price and the number of BAM Option Shares being purchased at that time (an “Additional Subscription Amount”), and on the other terms and conditions contained in this Agreement. The “Specified Percentage” means the percentage of the Initial Securities represented by the number of Option Shares being purchased by the Underwriters on the relevant Delivery Date.
4. The closing of any purchase and sale of BAM Option Shares shall be held at the same time as the closing of the purchase by the Underwriters of Option Shares on the related exercise of the Overallotment Option at the offices of Torys LLP, in Toronto, Ontario.
5. At the time of each closing of a purchase by the Underwriters of Option Shares on any exercise of the Overallotment Option, the Company shall deliver to BAM a share certificate representing the number of BAM Option Shares being subscribed for hereunder registered in the name of BAM, against payment to the Company by wire transfer of the Additional Subscription Amount for the BAM Option Shares being subscribed for hereunder.
C. BAM’s Acknowledgements and Agreements
6. BAM acknowledges and agrees that:
(a)	subject to the condition set forth in paragraph F.8 of this Agreement, this subscription is and shall be irrevocable as against BAM; and

(b)	BAM was not offered the BAM Shares or the BAM Option Shares in the United States, BAM is a non-U.S. person, the sale and purchase of the BAM Shares and the BAM Option Shares, including the execution of this Agreement was, or is being, or will be, as the case may be, executed, outside of the United States, and the sale and purchase of the BAM Shares and the BAM Option Shares is not part of a plan or scheme to evade the registration requirements of the United States Securities Act of 1933, as amended. For purposes of this paragraph (b), “United States” and “non-U.S. person” have the meanings ascribed thereto in Regulation S under such Act.
D. Services Provided by BFC and BFC’s Fee
7. In consideration for its services in acting as agent hereunder and in performing administrative work in connection with the sale of the BAM Shares, the Company agrees to pay to BFC a fee of $0.38 for each BAM Share or BAM Option Share purchased (the “BFC Fee”). The BFC Fee payable in connection with the Initial BAM Purchase shall be paid at the Closing Time and the BFC Fee payable in connection with the BAM Option Shares shall be paid any the applicable closing time.
E. BAM’s Representations, Warranties and Covenants
7. BAM represents, warrants and covenants to the Company (which representations, warranties and covenants shall survive the Closing Time and each closing of an issuance of BAM Option Shares concurrently with a closing of an issuance of Option Shares pursuant to an exercise of the Overallotment Option, if any) and acknowledges that the Company is relying thereon, that:
(a)	BAM is a corporation duly incorporated and is validly existing under the laws of the Province of Ontario;

(b)	BAM has duly executed, authorized and delivered this Agreement, and upon acceptance by the Company, this Agreement will constitute a valid and binding agreement of BAM, enforceable against BAM in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization or other laws of general application affecting enforcement of creditors’ rights, general principles of equity that restrict the availability of equitable remedies, and to the extent that enforceability may be limited by applicable securities laws; and

(c)	BAM will, with respect to this Agreement, execute, deliver and file or assist the Company in obtaining and filing such reports, undertakings and other documents relating to the purchase of the BAM Shares and the BAM Option Shares, if any, by BAM as may be required by any securities commission, stock exchange or other regulatory authority.
F. Conditions to Closing of the Purchase and Sale
8. The obligations of the Company and BAM to complete the purchase and sale of the BAM Shares at the Closing Time and BAM Option Shares concurrently with a closing of an issuance of Option Shares pursuant to an exercise of the Overallotment Option, if any, are conditional upon, respectively, the concurrent completion of the sale of the Shares to the Underwriters under the Purchase Agreement and the sale of Option Shares to the Underwriters on the closing of the issuance of Option Shares pursuant to an such exercise of the Overallotment Option.
9. The Company’s obligation to issue and sell the BAM Shares at the Closing Time and BAM Option Shares concurrently with each closing of an issuance of Option Shares pursuant to an exercise of the Overallotment Option, if any, is subject to the satisfaction or waiver, at the option of the Company, of the following conditions:
(a)	the representations and warranties made by BAM in this Agreement shall be true and correct when made, and shall be true and correct at the Closing Time and the time of the relevant closing of the issuance of Option Shares pursuant to an exercise of the Overallotment Option, if any, as the case may be, with the same force and effect as if they had been made on and as of such dates;

(b)	all covenants, agreements and conditions contained in this Agreement that BAM is required to perform on or prior to the Closing Date and on or prior to the time of the relevant closing of the issuance of Option Shares pursuant to an exercise of the Overallotment Option, if any, as the case may be, shall have been performed or complied with in all material respects;

(c)	the Company shall have obtained all necessary qualifications and receipts under applicable securities laws, or obtained exemptions therefrom, required by any jurisdiction for the offer and sale of the BAM Shares and the BAM Option Shares, as the case may be, to BAM;

(d)	the sale of the BAM Shares and the BAM Option Shares, as the case may be, shall not be prohibited by any law or governmental order or regulation; and

(e)	no proceeding challenging this Agreement or the transactions contemplated by this Agreement, or seeking to prohibit, alter, prevent or materially delay the closing of the issuance of the BAM Shares or the BAM Option Shares, as the case may be, shall have been instituted or be pending before any court, arbitrator, governmental body, agency or official.
G. Assignment
10. Except as provided in this section, no party may assign its rights or benefits under this Agreement. BAM may, at any time prior to the Closing Time and each closing of an issuance of BAM Option Shares concurrently with a closing of an issuance of Option Shares pursuant to an exercise of the Overallotment Option, if any, assign all, or any part of, its rights and benefits under this Agreement to any wholly-owned subsidiary of BAM who delivers an instrument in writing to the Company confirming that it is bound by and shall perform all of the obligations of BAM under this Agreement as if it were an original signatory; provided that, no such assignment shall relieve BAM of its obligations under this Agreement. In the event of an assignment as contemplated by this section, any reference in this Agreement to “BAM” shall be deemed to include the assignee.

H. Notices
11. Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery or by electronic means of communication addressed to the recipient as follows:
To the Company:
Brookfield Properties Corporation
Three World Financial Center
200 Vesey Street, 11th Floor
New York, NY 10281-1021
Fax No.: (212) 417-7195
Attention: Chief Financial Officer
with a copy to: Corporate Counsel
To BAM:
Brookfield Asset Management Inc.
Suite 300, Brookfield Place, 181 Bay Street
Toronto, Ontario M5J 2T3
Fax No.: (416) 363-2856
Attention: President
To BFC:
Brookfield Financial Corporation Management Inc.
Suite 300, Brookfield Place, 181 Bay Street
Toronto, Ontario M5J 2T3
Fax No.: (416) 363-2856
Attention: President
or to such other address, individual or electronic communication number as may be designated by notice given by either party to the other. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the business day during which such normal business hours next occur if not given during such hours on any day.

I. General
12. Time shall, in all respects, be of the essence in this Agreement.
13. All dollar amounts referred to in this Agreement are expressed in U.S. dollars and, for greater certainty, “$” means U.S. dollars, unless otherwise indicated.
14. All capitalized terms used but not otherwise defined herein shall have the meanings attributed to such terms in the Purchase Agreement.
15. The headings contained in this Agreement are for convenience only and do not affect the construction or interpretation of this document.
16. The terms and provisions of this Agreement shall be binding upon and enure to the benefit of the Company, BFC and BAM and their respective successors and assigns; provided, that, except as provided in this Agreement, this Agreement shall not be assignable by any party without the written consent of the others.
17. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein
18. This Agreement may be executed in any number of counterparts, each of which when delivered, either in original or facsimile form, shall be deemed to be an original and all of which together shall constitute one and the same document.
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Dated as of the date first written above.

BROOKFIELD ASSET MANAGEMENT INC.

Per:	/s/ Brian Lawson Name: Brian Lawson
Title: Senior Managing Partner and Chief Financial Officer

BROOKFIELD FINANCIAL CORPORATION

Per:	/s/ Mark Murski Name: Mark Murski
Title: Chief Financial Officer
This Agreement is accepted by the Company as of the date first written above.

BROOKFIELD PROPERTIES CORPORATION

Per:	/s/ Richard B. Clark Name: Richard B. Clark
Title: Chief Executive Officer